SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934


Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                          RJR Nabisco Holdings Corp.
               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.
                  (Name of Person(s) Filing Proxy Statement)

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[x]  No fee required.

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        (3)    Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               [RJR NABISCO LOGO]

                               Huntley R. Whitacre
                              Senior Vice President
                               Investor Relations

                                                     April 7, 1999

[Name of Investor]
[Address]

Dear [Name of Investor]:

         I wanted to direct your attention to the enclosed RJR Nabisco 1999 proxy material including a letter to shareholders from RJRN chairman Steven Goldstone. The shareholder letter describes our plan to complete the following for shareholders by the spring of this year: (a) sell the Reynolds International tobacco business to JTI for $8 billion; (b) reduce RJR Nabisco debt by approximately $5.5 billion; (c) spin off in a tax-free distribution to RN shareholders the domestic tobacco business with a strong balance sheet and the ability to compete and meet its financial obligations. We believe that these plans will accomplish our longstanding goal to separate the tobacco and food businesses on a sound and beneficial basis and in a manner that we believe is achievable.

         On March 11, Carl Icahn indicated that he will pursue a proxy contest to gain control of the Company by electing a separate slate of candidates to the Board of RJR Nabisco at the annual meeting on May 12. According to his public filings, Mr. Icahn's proposed slate of nine directors, which includes seven individuals either in his employ or affiliated with companies he controls, would endorse a risky Icahn plan to attempt to spin off the food stock in lieu of the tobacco spin-off.

         There is a near certainty that tobacco plaintiffs would challenge any attempt by the Company to pursue the Icahn Group's proposal.

                                RJR Nabisco, Inc.
                           1301 Avenue of the Americas
                          New York, New York 100196013
                                 (212) 258-5777
                               FAX (212) 969-9178

[Name of Investor]
April 7, 1999

Page 2

         In our view, the Icahn Group's plan is not in the best interest of the Company or its stockholders because the plan is not achievable and would jeopardize the Company's program to separate its businesses in a responsible and value enhancing manner as soon as possible this spring.

         We plan to be in touch with you over the next several weeks to explain our plan for the Company and why our nominees for the Board should be reelected. If at any point we can be helpful, please do not hesitate to call us at 212-258-5777.

Many thanks.

                                                     Sincerely,

                                                     /s/ Huntley R. Whitacre

Encl.

       [Enclosures filed previously by Registrant with the Securities and
                              Exchange Commission]